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Exhibit 99


Contact:                                             For Immediate Release
Carol Jones & Lewis Foulke
First Washington State Bank
(609) 426-1000



                         FIRST WASHINGTON FINANCIALCORP

                           APPLIES FOR NASDAQ LISTING



Windsor, New Jersey - First Washington FinancialCorp (OTCBB: "FWFC") announced today that it has applied to have its common stock listed on the NASDAQ SmallCap Market. The stock is currently traded on the OTC Bulletin Board. The Company expects to receive approval for listing by early summer.

         Chairman Abraham S. Opatut and President and CEO C. Herbert Schneider stated: "As our company has successfully grown, our Board felt it was time to raise the profile of our stock by listing on the NASDAQ. We believe this will give us higher visibility and provide enhanced trading for our shareholders and interested investors."

         First Washington FinancialCorp is the holding company for First Washington State Bank. First Washington State Bank maintains headquarters in Windsor, New Jersey. The Bank currently has 12 branch offices located in Mercer, Monmouth and Ocean Counties and plans to open a full service branch in Marlboro, New Jersey before year-end. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.